EXHIBIT 99.1

OptimumBank Holdings Declines TARP Capital Purchase Program Funds

FORT LAUDERDALE, Fla., Jan. 23, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC) Board of Directors met today and decided not to accept funds under the Troubled Asset Relief Program (TARP) Capital Purchase Program. The Company originally received preliminary approval from the United States Department of the Treasury on December 18, 2008 to receive TARP funds in the amount of approximately $4.6 million. Chairman of the Board, Albert J. Finch said, "After careful consideration of all factors associated with receipt of TARP funds and the fact that the Company has capital well in excess of that required to be considered well-capitalized under banking regulations, we have decided to decline the TARP money."

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
            rlbrowdy@optimumbank.com
          Albert J. Finch, Chairman of the Board
            (954) 776-2332
            ajfinch@optimumbank.com